Exhibit 5.1

Opinion of DLA Piper LLP (US)

February 10, 2012

Lpath, Inc.

4025 Sorrento Valley Blvd.

San Diego, CA 92121-1404

Re:  Registration Statement on Form S-1 (Registration Statement No. 333-178352)

We have acted as counsel to Lpath, Inc., a Nevada corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (as it may be amended and supplemented, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the offering of up to (i) 12,500,000 units (the “Units”), with each Unit consisting of one share of Lpath’s Class A common stock, par value $0.001 per share (the “Common Stock”) and a warrant to purchase 0.5 shares of Common Stock (the “Investor Warrant”) (ii) warrants to purchase 156,250 shares of Common Stock issued to the placement agents (the “Placement Agent Warrants”) and (iii) warrants to purchase 62,500 shares of Lpath’s Common Stock issued to Griffin Securities, Inc. (the “Griffin Warrants”, together with the Investor Warrant, the Placement Agent Warrants and the Griffin Warrants, the “Warrants”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation law of the State of Nevada and the federal law of the United States.  Based on such review, we are of the opinion that:

1.               The Common Stock included in the Units, when issued and sold in accordance with the terms of the subscription agreement (the “Subscription Agreement”), substantially in the form filed as Exhibit 10.21  to the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

2.               Each (i) Investor Warrant included in the Units, when issued and sold in accordance with the terms of the Subscription Agreement, (ii) Placement Agent Warrant, when issued and sold in accordance with the terms of the placement agent agreement, substantially in the form filed as Exhibit 10.20 to the Registration Statement and (iii) Griffin Warrant, when issued and sold in accordance with the terms of the Griffin financial advisory agreement, in the form filed as Exhibit 10.22 to the Registration Statement, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

3.               The Common Stock, when issued and paid for upon exercise of the Warrants as contemplated by the applicable Warrants filed as Exhibits 4.7, 4.8 and 4.9 to the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Units, the Common Stock, the Warrants or the Registration Statement.

Sincerely,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)